Exhibit 99.1

For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch, CFO	312.595.9123

The Female Health Company
Reports Third Quarter Operating Results

 Highlights:

●	Company generates $4.6 million in cash from operations in first nine months of FY2011
●	Revenues increase 101% over the same period last year
●	Company records net income of $416,667 for Q3 of FY2011, up 454% from Q3 of FY2010, in spite of order delays
●	Company to pay quarterly dividend of $0.05 per share on August 9, 2011

CHICAGO, August 5, 2011 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom®, today reported its operating results for the third quarter and first nine months of FY2011.

For the three months ended June 30, 2011, the Company’s net revenues increased 101% to approximately $3.5 million, compared with approximately $1.8 million in the third quarter of the previous fiscal year.  Revenues in the third quarter of FY2010 were unusually low. Revenues for the third quarter of FY 2011, a significant improvement over those of the prior year, reflect the Company’s quarter to quarter volatility in unit sales.

In the third quarter of FY2011, the Company recorded net income of $416,667, or $0.01 per diluted share, compared with net income of $75,159, or $0.00 per diluted share, in the third quarter of FY2010.

Cost of sales increased 109% to $1,703,754 in the third quarter of FY2011, compared with $814,764 in the prior-year quarter, as a result of increased unit sales.  Gross profit increased 93% to $1,813,685 in the most recent quarter, compared with $939,447 in the third quarter of FY2010. The gross profit margin declined to 52% of net revenues, versus 54% in the prior-year quarter, primarily due to one-time production costs.

Operating expenses for the quarter ended June 30, 2011 increased 48% to $1,363,184 when compared with operating expenses of $918,397 in the third quarter of FY2010. The major components of the increase in operating expenses included increased compensation-related expenses along with expansion of the FC2 education programs in several U.S. cities, partially offset by decreased selling and marketing expenses and consulting fees. The comparison was somewhat hampered by the fact that FY2010 third quarter expenses were significantly reduced by the reversal of an incentive-related accrual.

Operating income for the three months ended June 30, 2011 increased 2,040% to $450,501, versus $21,050 in the year-earlier quarter. The increase reflects significantly increased gross profit resulting from higher unit sales, somewhat offset by higher operating expenses.

On July 15, 2011, the Company announced that it had encountered additional bureaucratic delays involving two significant orders: the tender for up to 20 million units previously awarded by the Brazilian Ministry of Health to the Company's distributor in Brazil and the award of a Republic of South Africa tender for up to 11 million units. The Company now projects that these orders may favorably impact its FY2012 operating results. “Given this volatility in the timing of large orders and shipments, we are pleased that our business model has generated sustained profitability and payment of cash dividends during Fiscal 2011, while allowing the Company to remain debt free,” observed O.B. Parrish, Chief Executive Officer of The Female Health Company.

“We believe the long-term outlook for the Company is very bright,” continued Parrish.  “HIV/AIDS remains a major worldwide healthcare issue, and a growing number of public health care agencies and donor organizations now realize that   prevention is critical to controlling the epidemic and reducing treatment costs. The United Nations Joint Programs on AIDS (UNAIDS) estimates that the annual global public sector market for male and female condoms will grow to 19 billion units within the next ten years, compared with approximately 10 billion in 2010.  Women now account for more than 50% of all new adult HIV/AIDS infections, and the FC2 Female Condom is the only available product controlled by a woman and approved by the FDA and cleared by the World Health Organization for purchase by UN agencies that helps prevent HIV/AIDS. This highlights the remarkable long-term opportunity for FC2.”

“We are confident the feminization of HIV/AIDS, along with the importance of empowering women to protect themselves, will increase the long-term demand for FC2.  We are proud of The Female Health Company’s role in addressing critical issues involving women’s health and will continue to work with public health agencies and non-profit organizations to increase the availability and acceptance of female condoms around the world,” concluded Parrish.

For the nine months ended June 30, 2011, the Company reported net revenues of approximately $11.5 million, which represented a 21% decrease when compared with net revenues of approximately $14.4 million in the prior-year period.  The decline in net revenues reflected the previously announced delay in the receipt of two large orders. For the nine months ended June 30, 2011, net income decreased to $884,333, or $0.03 per diluted share, compared with $1,221,341, or $0.04 per diluted share, in the corresponding period of the previous fiscal year.

In the first nine months of FY2011, cost of sales decreased 5% due to lower unit sales.  Gross profit decreased 32% to approximately $5.6 million (49% of net revenues) in the first nine months of FY2011, compared with approximately $8.3 million (58% of net revenues) in the first nine months of FY2010, reflecting the impact of lower year-to-date unit volumes upon manufacturing overhead absorption rates.

Operating expenses for the first nine months of FY2011 decreased 34% to $4,652,064, compared with operating expenses of $7,034,704 in the first nine months of FY2010.  Operating expenses for the nine months ended June 30, 2010 included a one-time restructuring charge of $1,926,444.

Operating income for the nine months ended June 30, 2011 decreased 23% to $985,772, versus $1,287,627 in the year-earlier period.  The reduction in gross profit was somewhat offset by the 34% reduction in total operating expenses for the nine months ended June 30, 2011.

The Company recorded a foreign currency transaction loss of $18,022 in the third quarter of FY2011, versus a foreign currency transaction gain of $17,190 in the quarter ended June 30, 2010.  For the nine months ended June 30, 2011, the Company recorded a foreign currency transaction loss of $74,251, compared with a foreign currency transaction loss of $62,259 in the corresponding period of the previous fiscal year.

During the first nine months of FY2011, the Company generated $4.6 million in cash from operations, and unrestricted cash balances totaled approximately $3.3 million as of June 30, 2011.  The Company had no outstanding debt and $2.0 million in unused credit lines at the end of the most recent quarter.

On July 15, 2011, the Company announced that, due to the delay in two large orders from Brazil and the Republic of South Africa, its earlier earnings guidance for FY2011 would not be achieved. The Company believes the fourth quarter and full year ending September 30, 2011 will be profitable and cash flow positive, but that unit sales and operating income for FY2011 will be lower than previous guidance. As stated earlier, FHC now expects that the two delayed orders may favorably impact FY2012 operating results.

As noted in previous news releases, the Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling and shipments.

On July 14, 2011, the Board of Directors announced that the Company will pay its seventh consecutive quarterly cash dividend in the amount of approximately $1.4 million ($0.05 per share) on August 9, 2011 to shareholders of record as of August 2, 2011. The Company expects to pay this dividend from its cash on hand.

Any future quarterly dividends and the record date for such dividends must be approved each quarter by the Company’s Board of Directors and announced by the Company. Payment of any future dividends will be at the discretion of the Board of Directors and will be based upon cash flows, alternative demands upon cash resources, and other factors.

Investor Conference Call

Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to “The Female Health Company Conference Call” a few minutes before 11:00 a.m. EDT on August 5, 2011.  A replay of the call will be available one hour after the call through 9:00 a.m. EDT on Monday, August 22, 2011 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 10002775.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and in about 120 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece and Turkey and are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding the timing of receipt by the Company of the two large orders, underlying demand for FC2, FY2011 earnings guidance and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2010.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2011	2010
Cash	$3,284,070	$2,918,776
Certificate of deposit	63,062	-
Restricted cash	4,639	4,578
Accounts receivable, net	1,338,735	4,460,517
Income tax receivable	28,561	28,179
Inventories, net	2,127,551	2,194,330
Prepaid expenses and other current assets	369,412	284,948
Deferred income taxes	1,900,000	1,900,000
Total current assets	9,116,030	11,791,328

Other non-current assets	120,344	178,713
Net property, plant & equipment	2,083,532	2,398,060
Deferred income taxes	4,000,000	4,000,000
Total assets	$15,319,906	$18,368,101

Accounts payable	$573,061	$586,596
Accrued expenses and other current liabilities	629,056	906,994
Accrued compensation	300,663	444,843
Total current liabilities	1,502,780	1,938,433

Obligations under capital leases	-	12,999
Deferred rent	90,206	-
Deferred income taxes	113,689	152,227
Deferred grant income	152,227	132,312
Total liabilities	1,858,902	2,235,971

Total stockholders’ equity	13,461,004	16,132,130
Total liabilities and stockholders' equity	$15,319,906	$18,368,101

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended June 30,
	2011	2010
Net revenues	$3,517,439	$1,754,211

Cost of sales	1,703,754	814,764

Gross profit	1,813,685	939,447

Advertising and promotion	114,226	38,029
Selling, general and administrative	1,246,890	922,024
Research and development	2,068	-
Restructuring costs, net	-	(41,656)
Total operating expenses	1,363,184	918,397

Operating income	450,501	21,050
Non-operating (expense) income:
Interest, net and other (expense) income	(546)	10,566
Foreign currency transaction (loss) gain	(18,022)	17,190

Income before income taxes	431,933	48,806

Income tax expense (benefit)	15,266	(26,353)

Net income	$416,667	$75,159

Net income per basic common share outstanding	$0.02	$0.00

Basic weighted average common shares outstanding	27,301,422	27,216,798

Net income per diluted common share outstanding	$0.01	$0.00

Diluted weighted average common shares outstanding	28,971,510	28,819,516

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Nine Months Ended June 30,
	2011	2010
Net revenues	$11,456,052	$14,422,032

Cost of sales	5,818,216	6,099,701

Gross profit	5,637,836	8,322,331

Advertising and promotion	245,444	197,190
Selling, general and administrative	4,395,691	4,910,689
Research and development	10,929	381
Restructuring costs, net	-	1,926,444
Total operating expenses	4,652,064	7,034,704

Operating income	985,772	1,287,627
Non-operating (expense) income:
Interest, net and other (expense) income	(2,922)	27,904
Foreign currency transaction (loss)	(74,251)	(62,259)

Income before income taxes	908,599	1,253,272

Income tax expense	24,266	31,931

Net income	$884,333	$1,221,341

Net income per basic common share outstanding	$0.03	$0.05

Basic weighted average common shares outstanding	27,282,597	26,906,295

Net income per diluted common share outstanding	$0.03	$0.04

Diluted weighted average common shares outstanding	28,987,263	28,491,308